Exhibit 99.1

Amarantus Closes Warrant Solicitation; Enters Into $20 Million Purchase Agreement With Lincoln Park Capital Fund, LLC

SAN FRANCISCO, March 10, 2014 (GLOBE NEWSWIRE) -- Amarantus Bioscience Holdings, Inc. (AMBS) (Amarantus or the Company), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to endoplasmic reticulum stress, cell cycle dysregulation, neurodegeneration and apoptosis, announced today that it has closed on its previously announced Warrant Solicitation, which the Company elected to increase in size from $3.0M to $3.6M due to oversubscriptions. Concurrently, the Company entered into a purchase agreement with Lincoln Park Capital Fund, LLC ("LPC"), a Chicago-based institutional investor. LPC initially purchased 4.0 million shares of Amarantus' common stock at $0.10 per share for $400,000 and has committed to invest, at the sole option of Amarantus, up to an additional $19.6M of equity capital over the term of the purchase agreement. The total gross proceeds to the Company from these two transactions upon closing is $4M.

"The capital raised through our Warrant Solicitation and the access to capital from LPC increases our flexibility to achieve a number of key milestones for the Company, including commercializing our LymPro Blood Test for Alzheimer's disease, advancing the clinical testing of Eltoprazine into late-stage development and filing one or more INDs for MANF in orphan indications," said Gerald E. Commissiong, President & CEO of Amarantus. "Going forward, the Company can focus on executing its clinical development plan, commercialization strategy and intellectual property aggregation strategy, while maintaining a strong negotiating position with potential partners due to the improved access to capital this agreement provides."

During the 30-month term of the purchase agreement the Company, at its sole discretion, has the right to sell to LPC up to an additional $19.6 million of its common stock, in amounts as described in the agreement and subject to certain conditions, which include the effectiveness of a registration statement with the U.S. Securities and Exchange Commission (SEC) covering the sale of the shares that may be issued to LPC. The Company controls the timing and amount of any future investment and LPC is obligated to make purchases, if and when the Company decides in accordance with the agreement.

There are no upper limits to the price LPC may pay to purchase Amarantus common stock and the purchase price of the shares related to any future investments will be based on the prevailing market prices of the Company's shares immediately preceding the notice of sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company's shares of common stock. In consideration for entering into the agreement and the initial investment, the Company has issued shares of common stock to LPC as a commitment fee. The agreement may be terminated by the Company at any time, at its sole discretion, without any monetary cost. The proceeds from this investment will be used for product development, commercialization and general corporate purposes.

A more detailed description of the agreement is set forth in the Company's Current Report on Form 8-K recently filed with the SEC which the Company encourages be reviewed carefully.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Amarantus

Amarantus is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. The Company has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready indication for Parkinson's Levodopa induced dyskinesia and Adult ADHD. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. Amarantus is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

About Lincoln Park Capital ("LPC")

LPC is an institutional investor headquartered in Chicago, Illinois. LPC's experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC's investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Contact:

Investor/Media Contacts
Aimee Boutcher, Director of Investor Relations
Amarantus Bioscience Holdings, Inc.
408-737-2734 x 101
ir@amarantus.com